CORTEVA agriscience

News Release 2Q/1H 2023

Corteva Reports Second Quarter and First Half 2023 Results, Updates Full-Year Net Sales and Earnings Guidance

- Strong Seed segment performance more than offset Crop Protection headwinds in 1H
- Full Year forecast[3] reflects continued growth in Revenue, Operating EBITDA[1] and Margin[1]
- Executing well, on-track to deliver 2025 financial growth targets
- Increased dividend 7% on an annualized basis, effective in the third quarter

INDIANAPOLIS, Ind., August 3, 2023 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the second quarter and six months ended June 30, 2023.

2Q 2023 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 2Q 2022	$6.05B (3)%	$880M (12)%	$1.23 (10)%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. 2Q 2022	$6.01B (4)%	$1.75B +2%	$1.60 (2)%

1H 2023 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 1H 2022	$10.93B +1%	$1.49B (6)%	$2.07 (4)%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. 1H 2022	$11.07B +2%	$2.98B +8%	$2.76 +6%

First Half 2023 Highlights

- First half 2023 net sales rose 1% versus prior year led by the Seed segment. Organic[1] sales increased 2% in the same period with gains in North America[2] and EMEA[2].
- Seed net sales grew 8% and organic[1] sales increased 9%. Price was up 14% globally, led by continued execution on the Company's price for value strategy and recovery of higher input costs. Volume declines were driven by the exit from Russia, lower corn planted area in EMEA[2], and lower Safrinha volumes in Latin America, partially offset by increased corn acres in North America[2].
- Crop Protection net sales and organic[1] sales both decreased 9%. Volume declines were driven by strategic product exits, inventory destocking, and timing of seasonal demand due to weather and delayed farmer purchases. Price gains reflected pricing for value and strong execution in response to cost inflation led by EMEA[2] and North America[2].
- GAAP income and earnings per share (EPS) from continuing operations were $1.49 billion and $2.07 per share for the first half of 2023, respectively, with declines versus prior year driven by lower volumes, unfavorable currency and non-cash charges associated with legacy retirement plans. Operating EBITDA[1] was $2.98 billion, an 8% improvement over prior year on price execution and productivity actions, partially offset by lower volumes coupled with cost and currency headwinds. Operating EPS[1] was $2.76 per share, up 6% compared to prior year.
- Management revised full year 2023 net sales and earnings guidance[3]. Net sales is expected to be in the range of $17.9 billion to $18.2 billion and Operating EBITDA[1] is expected to be in the range of $3.50 billion to $3.65 billion. Operating EPS[1] is expected to be in the range of $2.75 to $2.90 per share.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 4. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and M.S. Technologies L.L.C.

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News Release 2Q/1H 2023



"Corteva once again delivered growth in the first half of 2023, driven by its diversified and unique technology portfolio providing further evidence that our strategy is creating significant value.

The Seed business had another terrific quarter which reflects the strong demand for our superior technology: today, Enlist E3™ is the number one selling soybean technology in the US. The Crop Protection business demonstrated resilience and margin expansion, despite headwinds from industry-wide inventory destocking, as the team continued to better position the portfolio and reduce cost.

As we look to the second half, demand fundamentals remain positive: farmer net incomes remain above historical averages and they continue to focus on technology for both yield enhancement and preservation. At Corteva, we will continue to focus on our key controllables: delivering best in class solutions and technologies to farmers, proactively managing our cost structure, while increasing investments in innovation for the future."

Chuck Magro
Chief Executive Officer

Company Updates

Enlist E3™[4] Becomes Number One Selling Soybean Technology in the U.S.

- The Company expects 2023 Enlist E3™[4] U.S. market penetration of at least 55%, representing ~75% of Corteva's lineup – a notable accomplishment considering this technology has only been in the market for 4 seasons. The percentage of Enlist E3™[4] with proprietary Corteva germplasm is expected to exceed 80%.

Recent Product Announcements Illustrate Value of Differentiated Innovation Pipeline

- The Company announced that PowerCore® Enlist® Refuge Advanced® (RA) corn will be available for planting in the 2024 growing season in the U.S. and Canada. Farmers will have the added flexibility of integrated refuge, along with an advanced combination of above-ground pest control, herbicide tolerance and industry-leading genetics with PowerCore® Enlist® RA corn.
- The Company also announced Bexoveld™ active as the brand name for the newest herbicide from its robust innovation pipeline. The active ingredient will offer cereal farmers another tool for controlling broadleaf weeds. Bexoveld™ active is a new proprietary molecule discovered by Corteva and is a third-generation 6-Arylpicolinate (6-AP) herbicide built upon the Company's deep knowledge of Arylex™ active and Rinskor™ active herbicides. Corteva expects to launch Bexoveld™ active in North America in 2028 and in Europe in 2030, pending regulatory reviews.

Recent Biologicals Announcements Reinforce Leading Market Position in Growing Segment

- The Company entered into an exclusive agreement with BioCeres to accelerate the regulatory processes required to bring a cutting-edge bioinsecticide to the European market. The product is an extremely viable biological insecticide that can be as effective as conventional insecticides, with target crops including corn and other cereals, as well as sunflower and rape seeds.
- The Company entered into a licensing agreement with Lavie Bio, which grants Corteva exclusive rights to further develop and commercialize bio-fungicides targeting fruit rots and powdery mildew. This collaboration demonstrates both companies' commitment to providing farmers with environmentally friendly, sustainable tools with proven effectiveness.
- The Company announced that Utrisha™ N, a microbe-based nitrogen fixation product, has been verified as a United States Department of Agriculture (USDA) Process Verified Program –the first biostimulant to be included in the Program. The USDA Process Verified shield assures farmers that the USDA validated quality management systems and specific process points Corteva established to indicate the quality of Utrisha™ N.

News Release 2Q/1H 2023

Summary of Second Quarter 2023

For the second quarter ended June 30, 2023, net sales decreased 3% versus the same period last year. Organic[1] sales declined 4%.

Volume declined 13% versus the prior-year period driven by strategic product exits and inventory destocking in the Crop Protection segment. Lower Seed volumes were driven by lower corn planted area in EMEA and the exit from Russia, partially offset by increased corn acres in North America.

Price increased 9% versus prior year, reflecting continued execution on the Company's price for value strategy and recovery of higher input costs.

GAAP income from continuing operations after income taxes was $880 million in second quarter 2023 compared to $1.0 billion in second quarter 2022. Operating EBITDA[1] for the second quarter was $1.75 billion, up 2% compared to prior year, translating into approximately 140 basis points of margin improvement.

($ in millions, except where noted)	2Q 2023	2Q 2022	% Change	% Organic[1] Change
Net Sales	$6,045	$6,252	(3)%	(4)%
North America	$4,319	$4,078	6%	6%
EMEA	$714	$858	(17)%	(18)%
Latin America	$608	$833	(27)%	(36)%
Asia Pacific	$404	$483	(16)%	(11)%

($ in millions, except where noted)	1H 2023	1H 2022	% Change	% Organic[1] Change
Net Sales	$10,929	$10,853	1%	2%
North America	$6,521	$6,083	7%	8%
EMEA	$2,527	$2,440	4%	10%
Latin America	$1,160	$1,483	(22)%	(29)%
Asia Pacific	$721	$847	(15)%	(8)%

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News Release 2Q/1H 2023

Seed Summary

Seed net sales were $4.3 billion in the second quarter of 2023, up from approximately $3.9 billion in the second quarter of 2022. The sales increase was driven by a 12% increase in price and 1% favorable impact from portfolio, partially offset by a 3% decline in volume and a 2% unfavorable currency impact.

The increase in price was driven by strong demand for top technology products, and strong operational execution, with global corn and soybean prices up 14% and 8%, respectively. Lower volumes were driven by reduced corn planted area in EMEA, fewer soybean acres in North America, and the 2022 decision to exit Russia, partially offset by increased corn acres in North America. Unfavorable currency impacts were led by the Canadian Dollar and the Turkish Lira.

Segment operating EBITDA was $1.5 billion in the second quarter of 2023, up 18% from the second quarter of 2022. Price execution, reduction of net royalty expense, and ongoing cost and productivity actions more than offset higher input and freight costs, lower volumes, and the unfavorable impact of currency. Segment operating EBITDA margin improved by approximately 280 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2023	2Q 2022	% Change	% Organic[1] Change
North America	$3,696	$3,235	14%	15%
EMEA	$231	$359	(36)%	(36)%
Latin America	$208	$206	1%	-%
Asia Pacific	$129	$147	(12)%	(5)%
Total 2Q Seed Net Sales	$4,264	$3,947	8%	9%
2Q Seed Operating EBITDA	$1,458	$1,240	18%	N/A

Seed net sales were $7.0 billion in the first half of 2023, up from approximately $6.5 billion in the first half of 2022. The sales increase was driven by a 14% increase in price and 2% favorable impact from portfolio. This gain was partially offset by a 5% decline in volume and a 3% unfavorable currency impact.

The increase in price was driven by strong demand for top technology and operational execution globally, with global corn and soybean prices up 15% and 7%, respectively. Pricing actions more than offset currency impacts in EMEA. The decline in volume was driven by the 2022 decision to exit Russia, lower corn planted area in EMEA, and lower Safrinha volumes in Latin America, partially offset by increased corn acres in North America. Unfavorable currency impacts were led by the Turkish Lira and the Canadian Dollar.

Segment operating EBITDA was $2.1 billion in the first half of 2023, up 17% from the first half of 2022. Price execution, reduction of net royalty expense, and ongoing cost and productivity actions more than offset higher input and freight costs, the unfavorable impact of currency, and lower volumes. Segment operating EBITDA margin improved by approximately 240 basis points versus the prior-year period.

($ in millions, except where noted)	1H 2023	1H 2022	% Change	% Organic[1] Change
North America	$5,019	$4,419	14%	14%
EMEA	$1,243	$1,285	(3)%	3%
Latin America	$467	$529	(12)%	(15)%
Asia Pacific	$230	$238	(3)%	7%
Total 1H Seed Net Sales	$6,959	$6,471	8%	9%
1H Seed Operating EBITDA	$2,110	$1,809	17%	N/A

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News Release 2Q/1H 2023

Crop Protection Summary

Crop Protection net sales were approximately $1.8 billion in the second quarter of 2023 compared to approximately $2.3 billion in the second quarter of 2022. The sales decrease was driven by a 29% decrease in volume and a 1% unfavorable impact from currency, partially offset by a 4% favorable impact from portfolio and a 3% increase in price.

The decrease in volume was driven by strategic product exits, inventory destocking trends impacting volumes across all regions, and timing of seasonal demand due to weather and delayed farmer purchases. The portfolio impact was driven by the Biologicals acquisitions. The increase in price was broad-based, with gains in most regions led by EMEA, and mostly reflected pricing for the value of our differentiated technology, including pricing for new products.

Segment operating EBITDA was $320 million in the second quarter of 2023, down 37% from the second quarter of 2022. Volume declines, higher input costs, and increased R&D investment more than offset pricing and productivity actions. Segment operating EBITDA margin declined by approximately 410 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2023	2Q 2022	% Change	% Organic[1] Change
North America	$623	$843	(26)%	(27)%
EMEA	$483	$499	(3)%	(5)%
Latin America	$400	$627	(36)%	(48)%
Asia Pacific	$275	$336	(18)%	(13)%
Total 2Q Crop Protection Net Sales	$1,781	$2,305	(23)%	(26)%
2Q Crop Protection Operating EBITDA	$320	$509	(37)%	N/A

Crop Protection net sales were approximately $4.0 billion in the first half of 2023 compared to approximately $4.4 billion in the first half of 2022. The sales decrease was driven by a 16% decrease in volume and a 3% unfavorable impact from currency. These declines were partially offset by a 7% increase in price and a 3% favorable portfolio impact.

The decrease in volume was driven by strategic product exits, inventory destocking trends impacting volumes across all regions, and timing of seasonal demand due to weather and delayed farmer purchases.

The increase in price was broad-based, with gains in most regions led by EMEA and North America, and mostly reflected pricing for the value of our differentiated technology, including pricing for new products, and currency in EMEA. Unfavorable currency impacts were led by the Turkish Lira and Chinese Renminbi. The portfolio impact was driven by the Biologicals acquisitions.

Segment operating EBITDA was $923 million in the first half of 2023, down 8% from the first half of 2022. Pricing execution and productivity actions were more than offset by lower volumes, higher input costs, and the unfavorable impact of currency. Segment operating EBITDA margin increased by more than 40 basis points versus the prior-year period largely driven by pricing execution and productivity actions.

($ in millions, except where noted)	1H 2023	1H 2022	% Change	% Organic[1] Change
North America	$1,502	$1,664	(10)%	(10)%
EMEA	$1,284	$1,155	11%	18%
Latin America	$693	$954	(27)%	(38)%
Asia Pacific	$491	$609	(19)%	(14)%
Total 1H Crop Protection Net Sales	$3,970	$4,382	(9)%	(9)%
1H Crop Protection Operating EBITDA	$923	$1,000	(8)%	N/A

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News Release 2Q/1H 2023 6 2023 Guidance The outlook for agriculture remains overall positive in 2023, with high demand for grain and oilseeds. Commodity prices are above historical averages, and farm balance sheets and income levels remain healthy, leading growers to prioritize technology to maximize return. Crop Protection order patterns are being influenced by product availability, higher interest rates, and a deferral of purchases until closer to usage, leading to an update to full-year 2023 net sales and earnings expectations. The Company updated its previously provided guidance3 for the full-year 2023 – lowering sales and earnings expectations for this period. Corteva expects net sales in the range of $17.9 billion to $18.2 billion, growth of 3% at the mid-point. Operating EBITDA1 is expected to be in the range of $3.50 billion to $3.65 billion, growth of 11% at the mid-point. Operating EPS1 is expected to be in the range of $2.75 to $2.90 per share, growth of 6% at the mid-point. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Second Quarter Conference Call The Company will host a live webcast of its second quarter and first half 2023 earnings conference call with investors to discuss its results and outlook tomorrow, August 4, 2023, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter, and YouTube. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in Corteva's input costs; (xii) risk related to geopolitical and military conflict; (xiii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xv) risks related to Corteva's global operations; (xvi) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xviii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards ESG matters; (xxi) risks related to pandemics or epidemics; (xxii) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 2Q/1H 2023 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating EBITDA margin, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. During the ramp-up period of Enlist E3TM, Corteva has begun to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits (costs), amortization of intangibles (existing as of the Separation), mark-to- market gains (losses) on certain foreign currency contracts not designated as hedges, and significant items. ® TM Corteva Agriscience and its affiliated companies. 08/03/2023 Media Contact David Sousa +1 317-418-4672 david.sousa@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com